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Exhibit 10.15

INDEPENDENT CONTRACTOR AGREEMENT
Between
SCO OPERATIONS, INC.
And
S2 Strategic Consulting, LLC

INDEPENDENT CONTRACTOR AGREEMENT

        This Independent Contractor Agreement ("Agreement") is made and entered into as of July 1, 2003 ("Effective Date"), by and between SCO Operations, Inc., a Delaware corporation and a subsidiary of The SCO Group, Inc. (hereinafter referred to as "SCO"), with offices at 355 South 520 West, Suite 100, Lindon, Utah 84042 and S2 Strategic Consulting, LLC ("Independent Contractor" or "IC"), a Delaware LLC, with offices at 4567 So. Mathews Way, Salt Lake City, UT 84124.

        This agreement supercedes and/or replaces any prior contracts or agreements between the parties.

        In consideration of the payments herein provided to be made and the mutual promises, agreements and undertakings herein contained, the parties mutually agree as follows:

1.0   SCOPE OF SERVICES

  1.1
  IC shall perform the services ("Scope of Services") set forth in Exhibit A—Statement of Work. The failure of IC to use its best efforts to complete the Services shall constitute a material breach of this Agreement.

  1.2
  The SCO representative designated in the Statement of Work shall provide to IC information appropriate for IC to perform the Services.

  1.3
  IC shall devote such time to the performance of Services as is necessary for a satisfactory performance; however, IC shall have no obligation to work any particular hours or days or any particular number of hours or days. IC retains the right to contract for similar services with other businesses or individuals.

  1.4
  IC shall provide SCO with monthly reports of the Services together with appropriate explanatory materials in an agreed upon format. If SCO notifies IC of any errors or inadequacies in such example, IC shall promptly correct such errors or inaccuracies.

2.0   INDEPENDENT CONTRACTOR STATUS

  2.1
  SCO shall not control the details, manner or means by which IC performs the Services in any material respect.

  2.2
  SCO and IC expressly intend and agree that IC shall be independent contractors and not an employee of SCO. If, notwithstanding such specific intention and agreement, IC is finally adjudged to be an employee of SCO by a court of competent jurisdiction, then to the maximum extent permitted by applicable law, such status shall not entitle IC to, and IC specifically waives entitlement to SCO employee benefits, including but not limited to, medical, dental, life insurance, 401(k) program, stock option plans, stock purchase plan, vacation leave, sick leave and holidays. In the event IC is finally adjudged to be entitled to any of such benefits by a court of competent jurisdiction, SCO shall be entitled to recover from IC the fair market value of any such benefits if, and to the extent that, the monetary compensation payable to IC under this Agreement exceeds the reasonable salary, prorated for the term of this Agreement, that IC would have received if IC had actually been hired, as of the Effective Date of this Agreement, as an employee of SCO to do equivalent work.

3.0   COMPENSATION AND EXPENSES

  SCO agrees to pay IC, in the manner and to the extent set forth in Exhibit A.

4.0   WARRANTIES

  4.1
  Independent Contractor warrants that:

  4.1.1
  IC has the unrestricted right, power, and authority to enter into this Agreement.

  4.1.2
  IC has the knowledge, experience, and skill to provide the Services.

  4.1.3
  The Services will be performed in a good and professional manner and in accordance with any statutes, regulations or ordinances applicable to the Services including, but not limited to, all laws and regulations pertaining to wages and hours of employment, social security, unemployment, Workers' Compensation and the withholding of taxes.

  4.2
  The representations and warranties set forth in this Section are continuous in nature.

5.0   CONFIDENTIAL INFORMATION

  5.1
  IC shall retain in confidence all information of SCO, and its suppliers as appropriate, transmitted to IC by SCO under this Agreement, which SCO has identified as being confidential or which by the nature of the information (including but not limited to source code) or the circumstances surrounding the disclosure should be treated as confidential ("Confidential Information"). IC shall refrain from using or exploiting any Confidential Information for any purpose or activity other than those necessary to or contemplated by this Agreement. IC shall not disclose or facilitate the disclosure of Confidential Information to any third party and shall not copy, duplicate, reproduce, distribute or otherwise disseminate Confidential Information except as necessary to or contemplated by this Agreement. IC understands and agrees that Confidential Information constitutes valuable business assets of SCO, and its suppliers as appropriate, and that any unauthorized use or disclosure may cause irreparable damage to SCO and its suppliers.

  5.2
  This Section shall not apply or shall cease to apply to information supplied by SCO: (1) if it has come into the public domain without breach of confidence by IC; (2) which was known without restriction of disclosure to IC prior to its first receipt of the same from SCO; (3) which is hereafter rightfully furnished to IC by a third party without restriction on disclosure; or (4) is required to be disclosed pursuant to any statutory requirement or court order. In the event Confidential Information is required to be disclosed by any statutory requirement or court order, IC shall promptly notify SCO in writing and, upon SCO's request, shall assist SCO in obtaining a protective order and opposing such disclosure.

6.0   INTELLECTUAL PROPERTY

  6.1
  SCO, and its suppliers as appropriate, own all right, title and interest in and to SCO software and materials including, but not limited to, all patent, copyright, trade secret and other proprietary rights embodied therein, whether or not specifically recognized or perfected under relevant laws. IC shall not interfere with or jeopardize SCO's title and interest in SCO software and materials or take any action toward acquiring any rights in SCO Provided Software.

  6.2
  All copyrights, copyright registrations and copyrightable subject matter in SCO software and materials, whether resulting from IC's Services under this Agreement or based on Confidential Information, shall be the sole and exclusive property of SCO and/or SCO's suppliers, in SCO's sole discretion. IC and SCO agree that all copyrightable subject matter created hereunder shall be considered a "work made for hire" as this term is defined in 17 USC §§ 101, 201(b). To the extent that any work may not, by operation of law, be a work made for hire, IC further irrevocably and exclusively assigns and agrees to assign as of the effective date of this Agreement, all of its rights in the copyright to SCO, including but not limited to the exclusive use, marketing and distribution rights to such work, and the right where legally possible to secure copyright registrations and similar protections worldwide in the name of SCO.

7.0   INDEMNIFICATION

  IC agrees to indemnify, defend and hold SCO harmless from and against any and all losses, liabilities, damages, claims, demand, suits, actions and/or judgments, and all costs and expenses, including attorneys' fees, based upon, or arising out of damage to property or injury (including death) to any person or persons caused by any act or omission of IC or any of IC's agents, employees, contractors or representatives or sustained in connection with the performance of Services hereunder or based upon or arising from the failure by IC to carry out its obligations hereunder or from any unauthorized disclosure of all or part of the Confidential Information by IC or any of IC's agents, employees, contractors or representatives.

8.0   TERMINATION

  8.1
  This Agreement may be terminated in accordance with the following provisions: (a) by the mutual consent of the parties hereto; (b) if a party has breached the terms of this Agreement, this Agreement may be terminated by the non-breaching party on fifteen (15) days prior written notice to the breaching party providing the breaching party has not cured the breach within the fifteen (15) day notice period; (c) by SCO if IC is unable to fulfill the obligations of this Agreement; (d) upon completion of the Services to be performed; (e) upon ninety (90) days written notice by either party.

  8.2
  Within ten (10) calendar days after termination of this Agreement for any reason, IC shall, at SCO's discretion, return to SCO or destroy all whole and partial copies of SCO software and materials and other Confidential Information regardless of the form such SCO software and materials and/or other Confidential Information.

9.0   INSURANCE

  9.1
  During the term of this Agreement, IC shall carry and maintain in force at all times, at IC's expense, the following insurance, with coverage limits at the greater of those set forth below or the coverage limits under insurance held by IC as of the Effective Date of this Agreement:

  9.1.1
  Worker's Compensation-Statutory and Employer's Liability—$500,000 per accident/per employee.

  9.1.2.
  Commercial General Liability (occurrence form), including Contractual Liability, in a combined limit for Bodily Injury and Property Damage—$1,000,000 per occurrence.

  9.2
  Upon SCO's request, certificates of insurance evidencing the coverage's required of IC shall be provided to SCO.

10.0 NOTICE

  Any notice required or permitted hereunder shall be in writing and sent to the address first written above or to such other addresses as the parties may from time to time specify, by

    United States Mail, First Class postage prepaid, by Federal Express, DHL or similar courier or by hand delivery.

11.0 LIMITATION OF LIABILITY

  SCO SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT.

12.0 MISCELLANEOUS

  12.1
  Except as otherwise expressly provided in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

  12.2
  IC shall not assign any rights or delegate any obligations hereunder without the prior written consent of SCO.

  12.3
  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah and the United States of America, specifically excluding the United Nations Convention on Contracts for the International Sale of Goods, and without giving effect to conflict of laws. Any litigation or arbitration between the Parties shall be conducted exclusively in the State of Utah. SCO and IC hereby consent to the jurisdiction and venue of such courts. If any provision of this Agreement is invalid under any applicable statute or rule of law, such invalidity shall not effect any other provision of this Agreement.

  12.4
  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  12.5
  The failure of either party hereto to enforce any right under this Agreement shall not be construed to be a waiver of that right, or of damages caused thereby or of any other rights under this Agreement.

  12.6
  This Agreement and the Exhibits hereto encompass the entire Agreement of the parties.

  12.7
  The terms of this Agreement may be modified only in a written instrument signed by SCO and IC.

  12.8
  IC shall enter into appropriate agreements with others, including but not limited to employees and contractors, whose services may be required by IC to perform its obligations under this Agreement sufficient to enable IC to comply with all the terms of this Agreement.

  12.9
  While at SCO's facilities, IC shall have access only to areas designated by SCO. IC shall be subject to SCO's security requirements.

  12.10
  This Agreement has been negotiated by the parties hereto and their respective counsel. This Agreement will be fairly interpreted in accordance with its terms and without strict construction in favor of or against either party.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date last set forth below.

SCO OPERATIONS, INC.		S2 STRATEGIC CONSULTING, LLC
BY:	/s/ ROBERT K. BENCH	BY:	/s/ MICHAEL ANDERER
NAME:	Robert K. Bench	NAME:	Michael Anderer
TITLE:	Chief Financial Officer	TITLE:	Chief Executive Officer
DATE:	August 4, 2003	DATE:	August 4, 2003
Federal Tax ID number:

EXHIBIT A
STATEMENT OF WORK

1.
Scope of Services. IC will assist SCO as its non-exclusive advisor in connection with the formulation and implementation of various options for Intellectual property management, corporate restructuring, reorganization, channel development, joint ventures and other strategic alternatives for SCO under a variety of mechanisms. In connection with IC's role as advisor, IC will engage in the following activities which will be agreed in writing prior to commencement of such activities and the earning of payments:

(i)
advise SCO generally of available options relating to SCO's Intellectual property, including recommendations of specific courses of action and assist SCO in researching, licensing and leveraging these properties in the most effective manner in the market place.

(ii)
assist SCO with the development, negotiation and implementation of a Transaction, as defined below, including participation as a representative of SCO in negotiations with licensees, business partners and others who may be violating the company's property rights.

(iii)
assist SCO in valuing SCO and/or, as appropriate, valuing SCO's intellectual property or operations; provided that any formal valuation or fixed asset appraisals needed would be executed by outside appraisers;

(iv)
provide advice relating to financial, intellectual property, channel development and other business matters related to a Transaction, including the feasibility of any Transaction, the valuation of securities issued in connection with a Transaction, and any other matter as to which IC is rendering services hereunder;

(v)
advise SCO as to potential mergers or acquisitions, channel development and the sale or other disposition of any of SCO's assets or businesses;

(vi)
advise SCO as to any potential financings, either debt or equity, and assist SCO in arranging a customary revolving credit agreement or other financing in connection with any Transaction;

(vii)
assist in the preparation of proposals to licensees, employees, shareholders, partners and other parties-in-interest in connection with any Transaction;

(viii)
assist SCO's management with presentations made to SCO's Board of Directors regarding the Transaction and/or other issues related to SCO's contemplated licensing or partnering activities; and

(ix)
render such other advisory services as may be mutually agreed upon by IC and SCO.

        As used herein, the term "Transaction" shall mean, collectively: (i) the development of SCO's Intellectual property including licensing, securing, enhancing or monetization of SCO's patents, copyrights, trademarks, and trade secrets; (ii) any merger, acquisition, consolidation, joint venture, spin-off, reorganization, recapitalization, business combination, license, settlement, partnership, joint venture or other transaction pursuant to which SCO acquires, or combines with, any person, group of persons, partnership, corporation or other entity (a "Target"), (iii) (a) any merger, consolidation, reorganization, recapitalization, license, joint venture, settlement business combination or other transaction pursuant to which SCO is acquired by, or combined with, any person, group of persons, partnership, corporation or other entity (an "Acquiror") or (b) the acquisition, directly or indirectly, by an Acquiror (or by one or more persons acting together with an Acquiror pursuant to a written agreement or otherwise), in a single transaction or a series of transactions pursuant to a written agreement, with SCO providing for such acquisition, of (x) greater than 50% of the assets or operations of SCO or (y) any outstanding or newly-issued shares of SCO's capital stock (or any securities convertible into, or options, warrants or other rights to acquire such capital stock) (such capital stock and such other securities, options, warrants and other rights being collectively referred to as "SCO Securities") if the Acquiror thereby becomes the beneficial owner of more than 50% of the outstanding equity securities of SCO (any of the transactions in clauses (a) and (b) above being referred to as an

"Acquisition Transaction"), or (iv) any reorganization or restructuring pursuant to a Chapter 11 plan of reorganization confirmed pursuant to Section 1129(b) of the Bankruptcy Code (collectively, a "Plan") that is initiated by IC and defined in writing as required in this section 1. If SCO chooses to sell any of its securities or assets, SCO agrees to utilize legal counsel and a licensed Broker/Dealer to prepare and mail any offering materials for any Securities offering in which IC acts as an advisor. SCO and IC both acknowledge and agree that IC is not a licensed Broker/Dealer and cannot and will not deal in or negotiate the sale or purchase of any securities.

        In performing its services pursuant to this Agreement, IC is not assuming any responsibility for SCO's decision to pursue (or not to pursue) any business strategy or to effect (or not to effect) any Transaction.

2.
Information. In connection with IC's activities on SCO's behalf, SCO will cooperate with IC and will furnish to, or cause to be furnished to IC any and all information and data concerning SCO (the "Information") which IC reasonably requests and will provide IC with reasonable access to SCO's officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. Except as required by applicable law, IC shall keep confidential all non-public Information and shall not disclose such Information without SCO's prior approval to any third party, other than to SCO and its advisors and to such of IC's directors, officers, employees, counsel and advisors (whom IC shall instruct to maintain the confidentiality to such information in accordance with this agreement) as IC determines have a need to know in order for it to render services hereunder. SCO represents and warrants that all Information (a) made available to holders of SCO Debt or SCO Securities and other parties to any Transaction by SCO or (b) contained in any filing by SCO with any court or any governmental or regulatory agency, commission or instrumentality each (an "Agency"), will, at all times during the period of the engagement of IC hereunder, not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. SCO further represents and warrants that any projections of SCO's financial results or other information provided by it to holders of SCO Debt or SCO Securities or other parties to any Transaction will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. SCO acknowledges and agrees that, in rendering its services hereunder, IC will be using and relying on the Information (and information available from public sources and other sources deemed reliable by IC) without independent verification thereof by IC or independent appraisal by IC of any of SCO's assets. IC does not assume responsibility for the accuracy or completeness of the Information or any other information regarding SCO. Except as required by applicable law, any advice rendered by IC pursuant to this Agreement may not be disclosed publicly without our prior written consent and any reference to IC in any offering or solicitation material is subject to IC's prior written consent, which consent shall not be unreasonably withheld.

3.
Compensation. In any consideration of its services pursuant to this Agreement and agreed to in writing by the parties prior to commencement of any such activities by IC, IC shall be entitled to receive, and SCO shall pay, the following compensation (Prior to commencing any activities for which IC shall be entitled to receive a transaction fee, as outlined below, it will be the responsibility of IC to obtain, in writing, a description of the activity, type of service, and expected consideration for which transaction fees will be paid):

(a)
One-Time Retainer Fee: SCO shall pay IC a one-time cash retainer fee of US $120,000. This retainer fee shall be due and payable upon the receipt by SCO of the cash related to the closing of the first transaction subsequent to the commencement date of July 1, 2003.

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  (b)
  Transaction Fee: In addition to the foregoing retainer fee, SCO shall pay IC a cash transaction fee equal to:

  (i)
  two percent (2%) of the net value (as recognized on SCO books) for IC's introductions for SCO to Targets where SCO solely engages in discussions and negotiations of a Transaction resulting in a final M&A agreement with such Target; or

  (ii)
  three percent (3%) of the net value (as recognized on SCO books) where IC engages in discussions and negotiations with a Target resulting in a final M&A agreement; or

  (iii)
  five percent (5%) of the net value (as recognized on SCO books) where IC engages in discussions and negotiations with a Target resulting in a final agreement where the transaction is a licensing agreement that is booked and recognized as revenue; or

  (iv)
  a percentage, as agreed to in advance and in writing, of the net value (as recognized on SCO books) where the IC engages in discussions and negotiations with a Target resulting in a final agreement leading to other 3rd party product license sales, marketing agreement, joint venture, services, or development agreement.

    The Transaction Fee shall be payable in cash upon the consummation of a Transaction and/or License and receipt of such transaction or license fee by SCO. In the event a Transaction is not completed during the term of this agreement, but is completed within six (6) months following the termination of this agreement, then transaction fee shall be payable to IC upon completion of such transaction, license fee, cost savings, services or other value received by SCO.

  (c)
  Warrant: In addition to the foregoing Fees if approved by The SCO Group, Inc. board of directors, The SCO Group, Inc., shall issue a warrant giving IC the right to purchase 25,000 shares of common stock. Said warrant will expire two (2) years from the date of this agreement and be exercisable at a strike price equal to $8.50 per share.

  (d)
  Other Services: To the extent SCO requests IC to perform additional services not contemplated by this Agreement; such fees shall be mutually agreed upon by IC and SCO, in writing, in advance.

        Furthermore, if at any time after the termination of this Agreement IC is called upon to render services directly or indirectly relating to the subject matter of this Agreement beyond the services contemplated herein (including, but not limited to, producing of documents, answering interrogatories, giving depositions, giving expert or other testimony, whether by agreement, subpoena or otherwise), SCO shall pay IC the then current hourly rates for the persons involved for the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related costs and expenses, inclusive of the reasonable legal fees and expenses of IC's counsel.

        The SCO and IC acknowledge and agree that the hours worked, the results achieved and the ultimate benefit to SCO of the work performed, in each case, in connection with this engagement, may vary, and that SCO and IC have taken this into account in setting the fees hereunder.

4.
Out-of Pocket Expenses. In addition to the fees described above, SCO agrees to promptly reimburse IC, upon request from time to time, for all reasonable out-of-pocket expenses incurred by IC (including, without limitation, reasonable fees of counsel retained by IC) in connection with the performance of its services under this Agreement. IC must advise SCO, and obtains approval for such, prior to committing to such expenses. Such reimbursable out-of-pocket expenses plus all other compensation payable to IC shall be made to IC in same day funds, by wire transfer in lawful money of the United States to such accounts in the United States as IC shall designate in written notice to SCO and SCO shall provide contemporaneous written notice of each such payment to IC at the above address, Attention: Mike Anderer

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INDEPENDENT CONTRACTOR AGREEMENT Between SCO OPERATIONS, INC. And S2 Strategic Consulting, LLC